Exhibit 10.3

STOCK OPTION AWARD AGREEMENT

This Stock Option Award Agreement (“Agreement”) is entered into effective as of March 9, 2012, (the “Grant Date”), by and between Waste Management, Inc., a Delaware corporation (together with its Subsidiaries and Affiliates, the “Company”), and you, (the “Employee”), pursuant to the Waste Management, Inc. 2009 Stock Incentive Plan (the “Plan”). Employee agrees that the terms and conditions of this Agreement will govern Employee’s rights with respect to the Award exclusively, notwithstanding any contrary provisions in any employment agreement or prior award. Employee and the Company agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement. The terms and conditions of this Agreement as offered herein must be accepted by Employee prior to April 23, 2012. Failure to timely accept the terms by such time will result in the immediate and irrevocable cancellation of the Award offered.

1. Grant. In accordance with, and subject to, the terms of the Plan, the Company hereby grants to Employee a stock option award (the “Award”) subject to the terms and conditions set forth herein. This Award of stock options grants you the right to purchase the shares of common stock of Waste Management, Inc., $.01 par value, (“Common Stock”) set forth below at the Grant Price set forth below (the “Grant Price”), subject to the conditions and restrictions on exercise and transferability set forth below and in the Plan. The number of shares subject to option under this Award is the number of announced to Employee on March 9, 2012. The Grant Price is the Fair Market Value of a share of Common Stock on the Grant Date. The maximum term of the Award is the 10th anniversary of the Grant Date.

2. Right to Exercise.

(a) General Rule. Except as provided in the remainder of this Section, the Award shall become exercisable as follows:

Exercise Date	Percentage of Option Exercisable
Prior to the first anniversary of the Grant Date	0%
On or after the first anniversary of the Grant Date	25%
On or after the second anniversary of the Grant Date	25%
On or after the third anniversary of the Grant Date	50%

provided, however, except as otherwise provided for under this Agreement, the Employee must remain employed by the Company continuously through the applicable exercise dates.

(b) Retirement. Upon the Employee’s termination of employment from the Company due to Retirement, the Options subject to the Award shall continue to become exercisable following the schedule under paragraph (a) above for three years following the Employee’s Retirement and once exercisable shall remain exercisable for the three year period following the Employee’s Retirement; provided, however, in no event will the Award be exercisable beyond the original term of the Award.

(c) Death or Disability. Upon termination of employment from the Company by reason of Employee’s death or disability (as determined by the Committee), Employee (or in the case of Employee’s death, Employee’s beneficiary) shall be entitled to exercise all of the options then outstanding under the Award (whether or not previously exercisable under paragraph (a) above) for one year following the Employee’s termination of employment due to death or disability, as the case may be; provided, however, in no event will the Award be exercisable beyond the original term of the Award. Notwithstanding the foregoing, in the event Employee was eligible for Retirement at the time of his death or disability, the Award will remain exercisable for three years following the termination of employment; provided, however, in no event with the Award be exercisable beyond the original term of the Award.

(d) Involuntary Termination of Employment Without Cause. Upon an involuntary termination of employment without Cause by the Company, Employee shall be entitled to exercise all of the options then outstanding and exercisable under the Award immediately prior to termination of employment for a period of 90 days following the Employee’s termination of employment; provided, however, in no event will the Award be exercisable beyond the original term of the Award.

(e) Termination for Cause. Upon a termination of employment by the Company with Cause, Employee shall forfeit all options under the Award, whether or not previously exercisable, without the payment of any consideration or further consideration by the Company. Upon forfeiture, neither Employee nor any successors, heirs, assigns, or legal representatives of Employee shall thereafter have any further rights or interest in the unvested portion of the Award.

(f) Involuntary Termination by Company or Resignation by Employee for Good Reason following a Change in Control. In the event of an involuntary termination of employment without Cause or a resignation from employment by the Employee for Good Reason that, in either case, occurs on or before the second anniversary of the occurrence of a Change in Control, the Award shall become exercisable immediately (whether or not previously exercisable under paragraph (a) above). For purposes of this Section 2(f), “Good Reason” has the meaning assigned in Employee’s written employment agreement, as in effect on the Grant Date; in the event there is no such agreement or definition provided, then “Good Reason” means the initial existence of one or more of the following conditions, arising without the consent of Employee: (1) a material diminution in Employee’s base compensation; (2) a material diminution in the service provider’s authority, duties, or responsibilities, so as to effectively cause Employee to no longer be performing the duties of his position; (3) a material diminution in the authority, duties, or responsibilities of the supervisor to whom Employee is required to report. Upon an the occurrence of such a termination of employment or resignation, the Options subject to the Award shall remain exercisable for the three (3) year period following the termination of employment; provided, however, in no event will the Award be exercisable beyond the original term of the Award.

(g) Restrictive Covenants. Notwithstanding any other term of this Agreement to the contrary, in order to be eligible to exercise any portion of the Award, Employee must also have entered into an agreement containing restrictive covenants concerning limitations on Employee’s behavior following termination of employment that is satisfactory to the Company and its affiliates.

4. Exercise.

(a) Manner of Exercise. To the extent exercisable under Section 3, the Employee may exercise his or her Award, in whole or in part, by delivering written notice to the Company in accordance with Section 22 and in such form as the Company may require from time to time. Such notice of exercise shall:

(i) specify the number of Common Shares subject to the Option to be purchased;

(ii) specify the aggregate Grant Price for such Common Shares;

(iii) be accompanied by payment in full of such aggregate Grant Price.

(b) Payment of Grant Price. The Grant Price shall be payable to the Company in full by either:

(i) in cash or its equivalent;

(ii) by tendering previously acquired Common Stock that has been held for at least six months and having an aggregate fair market value at the time of exercise equal to the aggregate Grant Price; or

(iii) a combination of sub-paragraphs (i) and (ii).

In addition, payment of the Grant Price may be made by one or more of the following methods either upon written consent from the Committee or if one or more of the following methods will not result in a charge to earnings for financial reporting purposes:

(iv) by withholding Common Stock that otherwise would be acquired on exercise having an aggregate fair market value at the time of exercise equal to the aggregate Grant Price;

(v) by tendering other Awards payable under the Plan;

(vi) by cashless exercise through delivery of irrevocable instructions to a broker to promptly deliver to the Company the amount of proceeds from a sale of shares having a fair market value equal to the Grant Price, provided that such broker is (A) an approved designee of the Company for these purposes and (B) such instructions are delivered by no later than close of the New York Stock Exchange on the last Trading Day prior to the 10th anniversary of the Grant Date. Payment by cashless exercise shall not be considered to have occurred until such time as such broker has issued confirmation of the transaction;

(vii) a combination of sub-paragraphs (iv) through (vi).

(c) No Fractional Shares. The Company shall not be required to issue any fractional shares of Common Stock.

5. Repayment of Benefits Arising from Misconduct.

(a) Notwithstanding any provision of this Agreement to the contrary, if it is determined by the Committee that Employee either engaged in or benefited from Misconduct, then, to the extent permitted by law, Employee will refund to the Company any amounts, plus interest, received by Employee under this Agreement.

(b) Following a finding of Misconduct of the Employee, the Employee may dispute the occurrence of Misconduct pursuant to binding arbitration. Individuals determined to have benefited from, but not engaged in, Misconduct will have no right to challenge the finding of Misconduct through arbitration. The Company and Employee hereby agree that any dispute arising out of or relating to a finding that Employee engaged in Misconduct shall be settled exclusively by final and binding arbitration, as governed by the Federal Arbitration Act (9 U.S.C. 1 et seq.). The arbitration proceeding, including the rendering of an award, shall be administered by JAMS pursuant to its Employment Arbitration Rules and Procedures, which may be found on the JAMS web site www.jamsadr.com. All expenses associated with the arbitration shall be borne by Company. Such arbitration expenses will not include attorney fees incurred by the respective parties. The award of the arbitrator shall be final and binding upon the parties. Judgment on any arbitration award may be entered in any court having jurisdiction.

(c) The Company must initiate any attempt at recovery pursuant to this Section within the earlier to occur of (i) one year after discovery of alleged Misconduct or (ii) the second anniversary of Employee’s termination of employment.

(d) The provisions of this Section 5, without implication as to any other section hereof, shall survive the expiration or termination of this Agreement and of Employee’s employment.

6. Restrictions on Transfer.

(a) Absent prior written consent of the Committee, the Award granted hereunder to Employee may not be sold, assigned, transferred, pledged or otherwise encumbered, whether voluntarily or involuntarily, by operation of law or otherwise; provided, however, that the transfer of any shares of Common Stock with respect to the Award purchased upon exercise hereunder shall not be restricted by virtue of this Agreement.

(b) Consistent with the foregoing, except as contemplated by Section 7, no right or benefit under this Agreement shall be subject to transfer, anticipation, alienation, sale, assignment, pledge, encumbrance or charge, whether voluntary, involuntary, by operation of law or otherwise, and any attempt to transfer, anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits. If Employee or his Beneficiary hereunder shall attempt to transfer, anticipate, alienate, assign, sell, pledge, encumber or charge any right or benefit hereunder, other than as contemplated by Section 7, or if any creditor shall attempt to subject the same to a writ of garnishment, attachment, execution sequestration, or any other form of process or involuntary lien or seizure, then such attempt shall have no effect and shall be void.

7. Assignment and Transfers. Prior to the exercise of the Award and the delivery of the Common Stock with respect to the Award, the Award is not transferable (either voluntarily or involuntarily), other than pursuant to a domestic relations order. Employee may designate a beneficiary or beneficiaries (the “Beneficiary”) to whom the Award will pass upon Employee’s death and may change such designation from time to time by filing a written designation of beneficiary on such form as may be prescribed by the Company, provided that no such designation shall be effective until filed with the Company. Following Employee’s death, the Award will pass to the designated Beneficiary and such person will be deemed Employee for purposes of any applicable provisions of this Agreement. If no such designation is made or if the designated Beneficiary does not survive Employee’s death, the Award shall pass by will or, if none, then by the laws of descent and distribution.

8. Withholding Tax. The Employee acknowledges and agrees that the Employee is responsible for the tax consequences associated with the grant of the Award and its exercise. To the extent that the receipt of this Award, exercise, or the delivery of the Common Stock with respect to any Award results in a taxable event to Employee for federal or state tax purposes, Employee shall deliver to the Company at such time, such amount of money or shares of Common Stock earned or owned by Employee, at Employee’s election, as the Company may require to meet its obligation under applicable tax laws or regulations, and, if Employee fails to do so, the Company is authorized to withhold from any cash or other form of remuneration then or thereafter payable to Employee any tax required to be withheld by reasons of such resulting taxation.

9. Changes in Capital Structure. As may be determined to be appropriate and equitable by the Committee, in its complete and sole discretion, to prevent dilution or enlargement of rights, the Committee shall make or authorize to be made an adjustment in the number and class of Common Stock and/or the Grant Price to prevent dilution or enlargement of rights, as a result of the following:

(a)	any adjustment, recapitalization, reorganization or other changes in the Company’s capital structure or its business;

(b)	any merger or consolidation of the Company;

(c)	any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Company’s Common Stock or the rights thereof;

(d)	the dissolution or liquidation of the Company;

(e)	any sale or transfer of all or any part of the Company’s assets or business; or

(f)	any other corporate act or proceeding, whether of a similar character or otherwise.

10. Compliance with Laws. The Company reserves the right to delay the Employee’s exercise of the Award and will not be required to deliver any shares of Common Stock pursuant to this Agreement, if, in the opinion of counsel for the Company, such issuance would violate the Securities Act of 1933 or any other applicable federal or state securities laws or regulations. Prior to the issuance of any shares pursuant to this Agreement, the Company may require that Employee (or Employee’s legal representative upon Employee’s death or disability) enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Agreement, including an agreement (in such form as the Committee may specify) in which Employee represents that the shares of Common Stock acquired by him or her upon exercise are being acquired for investment and not with a view to the sale or distribution thereof.

The Company may postpone issuing and delivering any Common Stock for so long as the Company reasonably determines to be necessary to satisfy the following conditions:

(a)	its completing or amending any securities registration or qualification of the Common Stock or it of the Employee satisfying any exemption from registration under any federal or state law, rule or regulation;

(b)	its receiving proof it considers satisfactory that a person seeking to exercise the Award after the Employee’s death is entitled to do so;

(c)	the Employee complying with any requests for representations under the Plan; and

(d)	the Employee complying with any federal, state or local tax withholding obligations.

11. Employee to Have no Rights as a Stockholder. Employee shall have no rights as a stockholder with respect to any shares of Common Stock subject to this Award prior to the date on which he or she is recorded as the holder of such shares of Common Stock on the records of the Company, including no right to dividends declared on the Common Stock underlying the Award.

12. Successors and Assigns.

(a) This Agreement shall bind and inure to the benefit of and be enforceable by Employee, the Company and their respective permitted successors or assigns (including personal representatives, heirs and legatees), except that Employee may not assign any rights or obligations under this Agreement except to the extent, and in the manner, expressly permitted herein.

(b) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

13. Limitation of Rights. Nothing in this Agreement or the Plan may be construed to:

(a) give Employee any right to be awarded any further Options (or other form of stock incentive awards) other than in the sole discretion of the Committee;

(b) give Employee or any other person any interest in any fund or in any specified asset or assets of the Company (other than the Award and applicable Common Stock following the exercise of such Award); or

(c) confer upon Employee the right to continue in the employment or service of the Company.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas, without reference to principles of conflict of laws.

15. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

16. No Waiver. The failure of Employee or the Company to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Employee or the Company may have under this Agreement shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

17. Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth in the Plan. Certain other terms used herein have definitions given to them in the first place in which they are used. In addition, the following terms shall have the meanings set forth in this Section 17.

(a) “Board” means the Board of Directors of Waste Management, Inc.

(b) “Cause” means any of the following: (i) willful or deliberate and continual refusal to materially perform Employee’s employment duties reasonably requested by the Company after receipt of written notice to Employee of such failure to perform, specifying such failure (other than as a result of Employee’s sickness, illness, injury, death or disability) and Employee fails to cure such nonperformance within ten (10) days of receipt of said written notice; (ii) breach of any statutory or common law duty of loyalty to the Company; (iii) Employee has been convicted of, or pleaded nolo contendre to, any felony; (iv) Employee willfully or intentionally caused material injury to the Company, its property, or its assets; (v) Employee disclosed to unauthorized person(s) proprietary or confidential information of the Company that causes a material injury to the Company; (vi) any material violation or a repeated and willful violation of the Company’s policies or procedures, including but not limited to, the Company’s Code of Business Conduct and Ethics (or any successor policy) then in effect.

(c) “Change in Control” means the first to occur on or after the Grant Date of any of the following events:

(i)	any Person, or Persons acting as a group (within the meaning of Section 409A), acquires, directly or indirectly, including by purchase, merger, consolidation or otherwise, ownership of securities of the Company that, together with securities held by such Person or Persons, represents fifty percent (50%) or more of the total voting power or total fair market value of the Company’s then outstanding securities;

(ii)	any Person, or Persons acting as a group (within the meaning of Section 409A), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons), directly or indirectly, including by purchase, merger, consolidation or otherwise, ownership of securities of the Company that represents thirty percent (30%) or more of the total voting power of the Company’s then outstanding voting securities;

(iii)	the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, at the Grant Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating or the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least a majority of the directors before the date of such appointment or election or whose appointment, election or nomination for election was previously so approved or recommended; or

(iv)

the stockholders of the Company approve a plan of complete liquidation of the Company and such liquidation is actually commenced or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale. For purposes hereof, a “sale or other disposition by the Company of all or substantially all of the Company’s assets” will not be deemed to have occurred if the sale involves assets having a total gross fair market value of less than forty percent (40%) of the total gross fair market value of all assets of the Company immediately prior to such sale.

For purposes of this definition, the following terms shall have the following meanings:

(A)	“Exchange Act” means the Securities and Exchange Act of 1934, as amended from time to time;

(B)	“Person” shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) the Company, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (3) an employee benefit plan of the Company, (4) an underwriter temporarily holding securities pursuant to an offering of such securities or (5) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of Common Stock.

(d) “Committee” means the Management Development and Compensation Committee of the Board or such other committee of the Board as the Board may designate from time to time.

(e) “Fair Market Value” means the average of the highest and lowest sales price per share of Common Stock as of a particular date on the New York Stock Exchange, or if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported.

(f) “Misconduct” means (i) any act or failure to act by any employee of the Company that (ii) caused or was intended to cause a violation of the Company’s policies, generally accepted accounting principles or any applicable laws in effect at the time of the act(s) or failure(s) to act in question and that (iii) materially increased the value of the payment or award received by Employee under this Agreement. Determination as to the existence of Misconduct shall be made by an independent third party (either a law firm or an accounting firm) appointed by the Committee.

(g) “Retirement” means the voluntary resignation of employment by Employee, after Employee: (i) has attained the age of 55 or greater; (ii) has a sum of age plus full years of Service with the Company equal to 65 or greater; and, (iii) has completed at least 5 consecutive full years of Service with the Company during the 5 year period immediately preceding the resignation.

(h) “Service” is measured from Employee’s original date of hire by the Company, except as provided below. In the case of a break of employment by Employee from the Company of one year or more in length, Employee’s service before the break of employment shall not be included in his or her Service hereunder. In the case of service with an entity acquired by the Company, Employee’s service with such entity shall be considered Service hereunder, so long as Employee remained continuously employed with such predecessor company(ies) and the Company. In the case of a break of employment between a predecessor company and the Company of any length, Employee’s Service shall be measured from the original date of hire by the Company and shall not include any service with any predecessor company.

(i) “Termination of Employment” means the termination of Employee’s employment with the Company. Temporary absences from employment because of illness, vacation or leave of absence and transfers among Waste Management, Inc. and its Subsidiaries and Affiliates will not be considered a Termination of Employment. Any questions as to whether and when there has been a Termination of Employment, and the cause of such termination, shall be determined by the Committee, and its determination will be final.

(j) “Trading Day” means a day on which the New York Stock Exchange is open for trading for its regular trading sessions.

18. Entire Agreement.

(a) Employee understands that the Options have been granted pursuant to the terms of the Plan, and the Award and this Agreement are in all respect governed by the Plan and subject to all of the terms and provisions thereof, whether such terms and provisions are incorporated in this Agreement by reference or are expressly cited. Any inconsistency between the Agreement and the Plan shall be resolved in favor of the Plan. Employee hereby acknowledges that he has received, reviewed and accepted the terms and conditions applicable to this Agreement. Employee hereby accepts such terms and conditions, subject to the provisions of the Plan and administrative interpretations. Employee further agrees that such terms and conditions will control this Agreement, notwithstanding any provisions in any employment agreement or in any prior awards.

(b) Employee hereby acknowledges that he is to consult with and rely upon only Employee’s own tax, legal, and financial advisors regarding the consequences and risks of this Agreement and the Award of Options.

(c) This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

19. Compliance with Code Section 409A. It is the intention of the Company and Employee that the Award of Options hereunder not be subject to Code Section 409A and that this Agreement not result in an unfavorable tax consequences to Employee under

Code Section 409A. Accordingly, Employee consents to any amendment of this Agreement as the Company may reasonably make in furtherance of such intention, and the Company shall promptly provide, or make available to, Employee a copy of such amendment. Any such amendments shall be made in a manner that preserves to the maximum extent possible the intended benefits to Employee. This paragraph 19 does not create an obligation on the part of Company to modify this Agreement and does not guarantee that the amounts or benefits owed under the Agreement will not be subject to interest and penalties under Code Section 409A.

20. Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Options awarded under this Agreement or the Plan by electronic means or request Employee’s consent to participate in the administration of this Agreement and the Plan by electronic means. Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

21. Use of Personal Data. By executing this Agreement, Employee acknowledges and agrees to the collection, use, processing and transfer of certain personal data, including his or her name, salary, nationality, job title, position, social security number (or other tax identification number) and details of all past Awards and current Awards outstanding under the Plan (“Data”), for the purpose of managing and administering the Plan. The Employee is not obliged to consent to such collection, use, processing and transfer of personal data, but a refusal to provide such consent may affect his or her ability to participate in the Plan. The Company, or its Subsidiaries, may transfer Data among themselves or to third parties as necessary for the purpose of implementation, administration and management of the Plan. These various recipients of Data may be located elsewhere throughout the world. The Employee authorizes these various recipients of Data to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan. The Employee may, at any time, review Data with respect to the Employee and require any necessary amendments to such Data. The Participant may withdraw his or her consent to use Data herein by notifying the Company in writing; however, the Participant understands that by withdrawing his or her consent to use Data, the Participant may affect his or her ability to participate in the Plan.

22. Notices. Any notice which either party hereto may be required or permitted to give the other shall be in writing and may be delivered personally or by mail, postage prepaid, addressed to the Secretary of the Company, at its then corporate headquarters, and the Employee at the Employee’s address as shown on the Company’s records, or to such other address as Employee, by notice to the Company, may designate in writing from time to time.

23. Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same original.

IN WITNESS WHEREOF, Waste Management, Inc. has caused this Agreement to be duly executed by one of its officers thereunto duly authorized and Employee has executed this Agreement, effective as of the day and year first above written.

WASTE MANAGEMENT, INC.

James E. Trevathan

Employee Accepted by electronic confirmation